UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2020

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 27, 2020, the Board of Directors of Digimarc Corporation (the “Company”) approved an increase in the size of the Board of Directors from six to eight members and elected the following individuals to serve in the newly created seats until the next annual meeting of shareholders, at which time the Board of Directors intends to nominate each for election by the Company’s shareholders.

•	Riley McCormack

•	Alicia Syrett

As previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 29, 2020, pursuant to the terms of the Subscription Agreement entered into between the Company and TCM Strategic Partners L.P. (the “Purchaser”) on September 29, 2020, so long as the Purchaser and its affiliates continue to own at least 5% of the outstanding common stock of the Company, the Purchaser will have the right to designate, and the Company will be obligated to nominate or appoint, Mr. McCormack to the Company’s Board of Directors. There are no arrangements or understandings between Ms. Syrett and any other persons pursuant to which she was selected as a director.

As non-employee directors of the Company, Mr. McCormack and Ms. Syrett will be compensated according to the Company’s non-employee director compensation practices, which are described under the heading “Director Compensation” in the Company’s proxy statement for its 2020 annual meeting of shareholders, which was filed with the U.S. Securities and Exchange Commission on March 30, 2020. This compensation consists of annual retainers for service on the Board of Directors in the amount of $50,000, which will be prorated for 2020 based on the length of each new director’s service on the Board of Directors. Additionally, upon their election, Mr. McCormack and Ms. Syrett were each granted shares of restricted common stock of the Company having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant. In addition, the Company will enter into an indemnification agreement with Mr. McCormack and Ms. Syrett in the same form as previously entered into by the Company with its other non-employee directors.

Ms. Syrett is the founder of Pantegrion Capital, a private investment firm, and has served as its Chief Executive Officer since 2011. Prior to forming Pantegrion Capital, from 2008 to 2011, Ms. Syrett was the Chief Administrative Officer and Managing Director of Mount Kellett (now part of SoftBank Group).  From 2002 to 2008 she worked for HBK Investments and as the Chief Administrative Officer of Farallon Capital. She began her career at Donaldson, Lufkin, & Jenrette in investment banking. Ms. Syrett currently serves on the boards of NewAge, Inc., the New York Tech Alliance, and EnerKnol, an innovative energy policy and data analytics company.  Ms. Syrett holds an MBA from both Columbia Business School and the London Business School and holds a bachelor’s degree in economics from the Wharton School at the University of Pennsylvania.

Mr. McCormack acts as the investment manager of TCM Strategic Partners, L.P.  Prior to founding TCM Strategic Partners, Mr. McCormack was the founder, Chief Executive Officer and Portfolio Manager of Tracer Capital Management, a $1.5 billion NY-based global Technology, Media and Telecommunication Hedge Fund.  Prior to Tracer, Mr. McCormack was a partner at Coatue Capital and a High Yield research analyst at Morgan Stanley. Mr. McCormack graduated Summa Cum Laude from the Wharton School, University of Pennsylvania, where he was a Benjamin Franklin Scholar and a Joseph Wharton Scholar and received his Bachelor of Science in Economics with a dual concentration in Finance and Strategic Management.

Item 7.01. Regulation FD Disclosure.

On October 27, 2020, the Company issued a press release announcing the election of Mr. McCormack and Ms. Syrett as directors of the Company. The press release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company, dated October 27, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 2, 2020

By:	/s/ Robert P. Chamness
Robert P. Chamness
Executive Vice President, Chief Legal Officer and Secretary